UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2012

DELTA PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-16203	84-1060803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

370 17th Street

Suite 4300

Denver, Colorado 80202

Registrant’s telephone number, including area code: (303) 293-9133

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 7, 2012, the United States Bankruptcy Court for the District of Delaware, which has jurisdiction over the reorganization proceedings under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) for Delta Petroleum Corporation (the “Company”) and certain of its wholly-owned subsidiaries (collectively with the Company, the “Debtors”), entered on its docket that certain Order (A) Establishing Notice and Sell-Down Procedures for Trading in Claims Against the Debtors’ Estates and (B) Granting Related Relief Nunc Pro Tunc to the Petition Date (the “Trading Order”). Pursuant to the Trading Order, prior to the end of the hearing on which a disclosure statement relating to a plan of reorganization for the Debtors under Chapter 11 that provides for or contemplates the use of net operating loss carryforwards and other tax attributes under Internal Revenue Code section 382(l)(5) and that is supported by a majority in amount of unsecured claims held by unsecured claimholders (determined as of the petition date) pursuant to a plan support agreement, the Debtors are required disclose on a filing with the Securities and Exchange Commission on Form 8-K (i) the aggregate amount of initial holdings and (ii) the estimated maximum amount and percentage of holdings in each class that may be required to be sold down pursuant to the Trading Order. Accordingly, pursuant to the Trading Order, the Debtors hereby disclose as follows:

(i) the total unsecured claims are approximately $ 270.65 million; and

(ii) based on current information regarding holdings of claims, the estimated maximum amount and percentage of holdings in each class that may be required to be sold down pursuant to the Trading Order is $0 and 0%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2012

Delta Petroleum Corporation

By:	/s/ Kevin K. Nanke
Kevin K. Nanke
Chief Financial Officer